Exhibit 99.1
                              For Immediate Release
                                  July 30, 2002

                         First Century Bankshares, Inc.
                      Reports 2002 Second Quarter Earnings

         Bluefield, WV - First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS) a $368 million bank holding company, announced earnings of $1,042,000 for the three-month period ending June 30, 2002. This represents a 185% increase from the $366,000 earned during the same period in 2001. On a per share basis, net income increased to $0.52 from $0.18. This increase in earnings was attributable to two primary factors. First, the Corporation has experienced an increase in its net interest margin, due primarily to reductions in interest expense from repricing of certificates of deposit in a much lower interest rate environment. Secondly, earnings were enhanced by an increase in noninterest income of $549,000, due principally to the settlement of litigation between the Corporation and another financial institution.
         Management continued its efforts to enhance the quality of the loan portfolio during the second quarter of 2002. Due to these efforts, combined with a recent increase in bankruptcy filings by certain of the Corporation's commercial loan customers, the provision for loan losses was essentially unchanged from 2001. Management anticipates loan losses will return to more normal levels during the third and fourth quarters of 2002; however, continuation of the sluggish local economy could result in further credit deterioration. Despite the historically low interest environment, loan demand remains weak. Management has adhered to its policy of not extending long-term fixed rate financing in this low interest rate environment, which has further hindered loan production.
         Nonperforming assets, including nonaccrual loans, loans past-due over 90 days and other real estate owned, continued to improve during the second quarter of 2002. Nonperforming assets as a percentage of total loans improved from 2.2% at December 31, 2001 and 2.5% at March 31, 2001, to 1.9% at June 30, 2002.
         The performance of the Corporation during the second quarter resulted in net income of $1,874,000 for the six-month period ending June 30, 2002. This represents a 67% increase from the $1,121,000 earned during the same period in 2001. On a per share basis, net income increased to $0.94 from $0.56. Earnings through June 30, 2002 reflect a return on average assets (ROAA) of 1.01%, and a return on average equity (ROAE) of 11.25%.
         Dividends for the second quarter of 2002 were maintained at $0.20 per share, bringing the total dividend for 2002 to $0.40 per share. Based on the June 30, 2002 closing price of $18.00 per share, this reflects and annualized dividend yield of 4.44%.
         First Century Bankshares, Inc. is a bank holding company, that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 11 offices and 14 ATM locations throughout southern West Virginia and southwestern Virginia.
         This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.